Exhibit 10.9

SYROS PHARMACEUTICALS, INC.
One Memorial Drive
7th Floor
Cambridge, MA 02142

November 13, 2012 (and effective as of July 2, 2012)

Nancy Simonian, M.D.

Dear Nancy:

I am pleased to offer you the position of Chief Executive Officer with Syros Pharmaceuticals, Inc. (the “Company”) working out of the Company’s headquarters in Cambridge, Massachusetts. Outlined below are the terms of this Offer Letter for your review.

Effective as of July 2, 2012, you will be employed by the Company, on a full-time basis, as its Chief Executive Officer and shall have all authority commensurate with such position, subject to the supervision of, and any conditions or restrictions on such authority as determined from time to time by, the Board of Directors (the “Board”).

You agree to perform the duties and responsibilities inherent in such position, and such other duties and responsibilities as shall from time to time be mutually agreed upon between you and the Board, including, but not limited to, (i) leadership regarding efforts to create value for the Company, (ii) guiding the Company’s effort to identify and diligence business development opportunities that are consistent with the strategic goals of the Company, and to negotiate such opportunities as are approved by the Board, (iii) leading the effort to develop and achieve the annual financial and business plan goals for the Company, and (iv) development and ongoing maintenance of the Company’s values and positive culture, reinforcing the Company’s mission to be a highly productive organization that aspires to become one of the leading companies in the industry. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it. Provided, however, it is agreed that you may serve on outside boards and participate in charitable and civic organizations to the extent such activities do not interfere with your duties and responsibilities to the Company. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company, as adopted and amended from time to time by the Company, from and after the date that they are disclosed to you.

You will receive a semi-monthly salary of $17,708.34 which, if annualized, is equivalent to $425,000.00. All payments will be payable in accordance with the normal payroll practices of the Company, and will be subject to legally required and otherwise authorized withholdings.

Your performance will be reviewed by the Compensation Committee of the Board on an annual basis in conjunction with an annual salary review, with your salary subject to increase but not decrease at such times.

You will be eligible to receive an annual incentive bonus commencing in calendar year 2012, equal to up to 50% of your then-current base salary. Your 2012 award, which will be prorated based upon your start date, and future bonuses, will be subject to the terms of the applicable bonus plan developed under your leadership and approved by the Board. Additional details will be determined by mutual agreement between you and the Board.   Any bonus awarded will be paid, subject to required withholdings and deductions, on or before March 15 of the calendar year immediately following the year for which the bonus was awarded.

On or about the first date on which the Company receives aggregate gross proceeds equal to or exceeding $12,500,000 from the sale to one or more third parties of shares of its capital stock, or notes or other indebtedness that is convertible into or exercisable for shares of its capital stock, in a venture capital financing (the “Qualified Financing Date”), you will, subject to approval by the Board, be awarded a stock option (the “Initial Option”) to purchase that number of shares of the Company’s Common Stock, $0.001 par value per share (“Common Stock”) representing 5% of the fully diluted shares of Common Stock of the Company calculated immediately following the Qualified Financing Date. The exercise price of the Initial Option will be equal to the fair market value of the Company’s Common Stock on the date of grant, and will be subject to the standard terms and conditions of the Company’s 2012 Stock Plan and the stock incentive agreement evidencing such award. The Initial Option will vest and become exercisable over four years at the rate of 25% of the shares underlying the award on the first anniversary of the date of your July 2, 2012 commencement of employment, and then at the rate of l/36th of the remaining shares of Common Stock underlying the award at the end of each additional month after the first anniversary of the date of your commencement of employment until the option is fully vested and exercisable, subject to your continued service to the Company. The Initial Option shall be an incentive stock option to the extent permitted by law, and shall be subject to a right of early exercise (in which case there shall be a Company right of repurchase on any unvested shares of Common Stock issued upon such early exercise that shall lapse in accordance with the same schedule as the vesting described above).

In addition to your Initial Option, on or about the Qualified Financing Date you shall also, subject to approval by the Board, be awarded an additional stock option (the “Milestone Option”) to purchase the number of shares of the Company’s Common Stock representing 2% of the fully diluted shares of Common Stock of the Company calculated immediately following the Qualified Financing Date. The exercise price of the Milestone Option will be equal to the fair market value of the Company’s Common Stock on the date of grant, and will be subject to the standard terms and conditions of the Company’s 2012 Stock Plan and the stock incentive agreement evidencing such award. The Milestone Option will vest and become exercisable on the earlier of (1) the date on which the Performance Objective (as defined below) is achieved, and (2) six years from your July 2, 2012 commencement of employment, subject to your continued service to the Company.   The Milestone Option shall be an incentive stock option to the extent permitted by law, and shall be subject to a right of early exercise (in which case there shall be a Company right of repurchase on any unvested shares of Common Stock issued upon such early exercise that shall lapse in accordance with the same schedule as the vesting described above).  The Performance Objective shall be a corporate objective that will be mutually agreed upon by you and the Company, acting in good faith, and approved by the Board, on or before the date that the Milestone Option is granted.

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This Offer Letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, under which both the Company and you remain free to end the employment relationship for any reason, at any time, with or without cause or notice.   Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and a member of the Board which expressly states the intention to modify the at-will nature of your employment.   Similarly, nothing in this offer letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company, except as otherwise explicitly set forth herein.   This offer letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.   Your employment and this letter will be governed by the laws of Massachusetts.

Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated at any time by the Company without Cause or by you for Good Reason, then: (i) you shall receive your base salary accrued through the last day of your employment with the Company, (ii) you shall continue to receive your base salary at the then-current rate per semi-monthly pay period, reduced by all applicable taxes and withholdings, for a period of twelve (12) months in accordance with the Company’s then-current payroll policies and practices, and (iii) you shall receive an incentive bonus (which assumes the achievement of annual targets) pro-rated for the portion of the then-current calendar year during which you were employed by the Company.   In the event of a Change in Control, 100% of all unvested stock options then held by you shall become fully vested and exercisable on the earlier to occur of (a) the date your employment is terminated by the Company without Cause or by you for Good Reason (either in contemplation of, pursuant to or following a Change in Control) or (b) the date that is twelve (12) months following the effective date of the Change in Control. Notwithstanding the foregoing, you will not be entitled to receive any severance payments unless, within sixty (60) days following the date of termination, you (i) have executed a general release in a form prescribed by the Company of all known and unknown claims that you may then have against the Company or persons affiliated with the Company, and (ii) have agreed not to prosecute any legal action or other proceeding based on those claims. The severance payments shall be paid or commence on the first payroll period following the date the release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.

For purposes of this Agreement, “Change of Control” means any transaction or series of related transactions (i) the result of which is a change in the ownership of the Company, such that more than 50% of the equity securities of the Company are acquired by any person or group (as such terms are defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that does not own capital stock of the Company on the effective date of such change in control, (ii) that results in the sale of all or substantially all of the assets of the Company, or (iii) that results in the consolidation or merger of the Company with or into another corporation or corporations or other entity in which the Company is not the survivor (except any such corporation or entity controlled, directly or indirectly, by the Company).

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“Cause” means: (i) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (ii) you have (A) engaged in material dishonesty, willful misconduct or gross negligence, (B) breached or threatened to breach either or both of the Ancillary Agreements (as defined below), (C) materially violated a Company policy or procedure causing or threatening to cause substantial injury to the Company, and/or (D) willfully refused to perform your assigned duties to the Company, following written notice of such refusal by the Company and a period of fifteen (15) days to cure the same.

“Good Reason” means the occurrence of one or more of the following without your written consent: (i) a change in your principal work location resulting in a new one-way commute that is more than thirty-five (35) miles greater than your one-way commute prior to the change in your principal work location, regardless of whether you receive an offer of relocation benefits, (ii) a material reduction in your authority, duties and/or responsibilities as compared to your authority, duties and/or responsibilities in effect immediately prior to the occurrence of the event (for example, but not by way of limitation, this determination will include an analysis of whether you maintain at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the Company), or (iii) a material reduction in your base compensation as compared to your base compensation in effect immediately prior to the occurrence of the event; provided, however, that no such occurrence shall constitute Good Reason unless (A) you give the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (B) the grounds for termination (if susceptible to correction) are not corrected by the Company within fifteen (15) days of its receipt of such notice, and (C) your termination of employment occurs within one year following the Company’s receipt of such notice.

Any severance payments to you under this Offer Letter shall begin only after the date of your “separation from service” (determined as set forth below), which occurs on or after date of the termination of your employment, and shall be subject to the following provisions:

(i)            It is intended that each installment of the severance payments under this Offer Letter shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”).

Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(ii)           If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in this Offer Letter.

(iii)          If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

A.            Each installment of the severance payments that, in accordance with the dates and terms set forth in this Offer Letter, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a “short-term deferral” within the meaning of Treasury

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Regulation Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in this Offer Letter; and

B.            Each installment of the severance payments that is not described in clause (iii)(A) above and that would, absent this clause (B), be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six (6) months and one (1) day after such “separation from service” (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one (1) day following your “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Offer Letter; provided, however, that the preceding provisions of this clause (B) shall not apply to any installment of severance payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).   Any installments that qualify for the exception under Treasury Regulation Section 1.409A- 1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the “separation from service” occurs.

(iv)          The determination of whether and when your “separation from service” from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).   Solely for purposes of this paragraph (iv), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(v)           All reimbursements and in-kind benefits provided under the Offer Letter shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Offer Letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(vi)          Notwithstanding any other provision of this Offer Letter, the Company makes no representation or warranty and shall have no liability to you or to any other person if any provisions of this Offer Letter are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, that section.

You will be eligible to participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion.

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You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this offer letter.

This offer of employment is contingent upon satisfactory reference checks, and upon your execution of the Company’s (i) Invention and Non-Disclosure Agreement and (ii) Non-Competition and Non-Solicitation Agreement (collectively, the “Ancillary Agreements”), which are attached hereto as Exhibit A and Exhibit B. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements.

[Remainder of page intentionally left blank.]

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I am very excited about having you join our team and I anticipate that you will make many important contributions to our Company and strategic mission. Please acknowledge your acceptance of this offer by returning a signed copy of this letter.

Very truly yours,

SYROS PHARMACEUTICALS, INC.

By:	/s/ Robert Nelsen
Robert Nelsen
Member, Board of Directors

Agreed and acknowledged as of the date first written above.

/s/ Nancy Simonian
Nancy Simonian

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Syros Pharmaceuticals, Inc.

January 29, 2016

Nancy Simonian, M.D.

Re:                             Amendment to Employment Offer Letter

Dear Nancy:

Reference is made to that certain Employment Offer Letter dated November 13, 2012 (and effective as of July 2, 2012) between Syros Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and you regarding the terms of your employment with the Company (the “Offer Letter”).  This letter (the “Amendment”) confirms the agreement between the Company and you regarding an amendment to the Offer Letter.

1.                                      The portion of the Offer Letter beginning with the second full paragraph on Page 3 (beginning with the clause, “Without otherwise limiting the ‘at-will’ nature of your employment”) through the end of Page 5 (ending with subsection (vi)) is hereby deleted in its entirety and the following inserted in lieu thereof:

“Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated by the Company without Cause or by you for Good Reason (each as defined below), you shall be entitled to the base salary that has accrued and to which you are entitled as of the effective date of such termination, and further, subject to the conditions set forth in the next paragraph, the Company shall: (a) for a period of twelve (12) months following your termination date: (i) continue to pay you, in accordance with the Company’s regularly established payroll procedure, your base salary as severance; and (ii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; and (b) pay you a lump sum pro-rata target annual bonus in respect of the year of your termination from employment, which such bonus shall be calculated as a pro-rata portion of the current calendar year bonus based on the number of full months worked in the calendar year in which termination occurs through the date of termination.  If, within the three months prior to a Change in Control or in the twelve months following a Change in Control, the Company terminates your employment without Cause or you resign for Good Reason, the Company, subject to the conditions set forth in the next paragraph, will: (a) extend the severance benefits described in (i) and (ii) above for an additional six (6) months, such that the total severance benefit period shall be eighteen (18) months; (b) in lieu of paying you a lump sum pro rata target bonus as described in (b) above, pay you a lump sum amount equal to 150% of your target bonus in effect for the fiscal year in which your separation from employment occurs; and (c) accelerate the vesting of all unvested stock options held by you as of the date your employment is terminated such that 100% of such options shall become fully vested and exercisable effective as of such date.

Notwithstanding the foregoing, you will not be entitled to receive any severance benefits unless, within sixty (60) days following the date of termination, you (i) have executed a severance and release of claims agreement in a form prescribed by the Company or persons affiliated with the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations).  Any severance payments shall be paid, or commence on the first payroll period following the date the release becomes effective (the “Payment Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Date shall be no earlier than January 1st of such subsequent calendar year.  The severance payments are subject to the terms and conditions set forth on Attachment A.

For purposes of this Agreement, “Change in Control” means any transaction or series of related transactions (a) the result of which is a change in the ownership of the Company, such that more than 50% of the equity securities of the Company are acquired by any person or group (as such terms are defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that does not own capital stock of the Company of the effective date of such change in control, (b) that results in the sale of all or substantially all of the assets of the Company, or (c) that results in the consolidation or merger of the Company with or into another corporation or corporations or other entity in which the Company is not the survivor (except any such corporation or entity controlled, directly or indirectly, by the Company).

“Cause” means: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) you have (i) engaged in material dishonesty, willful misconduct or gross negligence, (ii) breached or threatened to breach either or both of the Ancillary Agreements (as defined below), (iii) materially violated a Company policy or procedure causing or threatening to cause substantial injury to the Company, and/or (iv) willfully refused to perform your assigned duties to the Company, following written notice of such refusal by the Company and a period of thirty (30) days to cure the same.

“Good Reason” means the occurrence of one or more of the following without your written consent: (a) a material reduction in your authority, duties and/or responsibilities as compared to your authority, duties and/or responsibilities in effect immediately prior to the occurrence of the event (for example, but not by way of limitation, this determination will include an analysis of whether you maintain at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the Company), or (b) a material reduction in your base compensation as compared to your base compensation in effect immediately prior to the occurrence of the event; provided, however, that no such occurrence shall constitute Good Reason unless: (i) you give the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (ii) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (iii) your termination of employment occurs within one (1) year following the Company’s receipt of such notice.”

2.                                      The following language shall be inserted as a new paragraph subsequent to the portion referenced in Section 1 of this Amendment:

“This letter is intended to provide payments that are exempt from or compliant with 409A, and should be interpreted consistent with that intent.”

3.                                      The attached exhibit entitled “Payments Subject to Section 409A” is hereby appended to the Offer Letter as Attachment A and, if applicable, replaces any previous such attachment concerning the same subject matter.

4.                                      Except as specifically provided herein, the Offer Letter remains in full force and effect and is not modified or amended hereby.

5.                                      This Amendment will be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts (other than choice-of-law provisions).

6.                                      This Amendment may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement.  Execution of a facsimile or “pdf” copy will have the same force and effect as execution of an original, and a facsimile or “pdf” signature will be deemed an original and valid signature. From and after the date of this Amendment, all references in the Offer Letter to “this agreement” or “this Agreement” or similar terms shall be deemed to be references to the Offer Letter as amended hereby.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

SYROS PHARMACEUTICALS, INC.

By:	/s/ Kyle D. Kuvalanka
	Name:	Kyle D. Kuvalanka
	Title:	C.O.O

Accepted and Agreed as of January 29, 2016

/s/ Nancy Simonian
Nancy Simonian

Attachment A

Payments Subject to Section 409A

1.                                      Subject to this Attachment A, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:

a.              It is intended that each installment of the severance payments under the letter agreement provided under shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

b.              If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

c.               If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

i.                  Each installment of the severance payments due under the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

ii.               Each installment of the severance payments due under the letter agreement that is not described in this Attachment A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.                                      The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Attachment A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended.

3.                                      The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the letter agreement (including this Attachment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.